Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

CLAIRE’S HOLDINGS LLC

to be converted as described in the Registration Statement into a corporation named

CLAIRE’S INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1) (2)	Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common shares	457	(o)			$100,000,000	$ $	92.70 per 1,000,000	$9,270
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$100,000,000			$9,270
	Total Fees Previously Paid									$9,270
	Total Fee Offsets									—
	Net Fee Due									$0

(1)	Includes shares which the underwriters have the option to purchase to cover over-allotments.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A